                                                                    Exhibit 23.5

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Lakeview Financial Corp.

We consent to incorporation by reference herein in the Proxy Statement/Prospectus of Lakeview Financial Corp. and Dime Bancorp, Inc. of our report dated September 2, 1998, except as to Note 22, which is as of October 16, 1998, relating to the consolidated balance sheets of Lakeview Financial Corp. and Subsidiaries as of July 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ending July 31, 1998, which report is included in the July 31, 1998 Annual Report on Form 10-K of Lakeview Financial Corp., and to the reference to our Firm under the heading "Experts" in the Proxy Statement/Prospectus.


KPMG LLP

/s/ KPMG LLP

Short Hills, New Jersey
March 18, 1999